UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Jason Aintabi
Craig M. Hatkoff
Jennifer M. Hill
Todd S. Schuster
Allison Nagelberg
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Blackwells Capital LLC (“Blackwells”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (the “SEC”), to be used to solicit votes for the election of its slate of highly-qualified director candidates at the 2021 annual meeting of stockholders (including any other meeting of stockholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) of Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), and for the approval of six business proposals to be presented at the Annual Meeting.

Item 1: On May 5, 2021, the following article was published by Bloomberg First Word:

Monmouth Holder Blackwells Calls Deal ‘Wholly Inadequate’

Bloomberg First Word

By Jim Silver

5 May 2021

Monmouth Real Estate Investment’s agreement to be bought by Equity Commonwealth is “wholly inadequate,” Monmouth shareholder Blackwells Capital says in a statement.

•	“The industrial REIT space has materially re-rated since our $18 per share offer in December. Had the company engaged with Blackwells, its 4th largest shareholder, and not excluded it from the process, they would have seen we were prepared to potentially increase our all cash offer”
•	Separately, Jonathan Litt, founder of Monmouth shareholder Land & Buildings, said in a tweet that the agreement “appears to be a great outcome for all shareholders”
•	NOTE: Feb. 8, Blackwells Tells L&B’s Litt to ‘Fly a Kite’ Amid Monmouth Fight
•	NOTE: Dec. 2020, Blackwells Capital Makes Unsolicited Offer for Monmouth REIT

Item 2: On May 5, 2021, the following article was published on The Deal:

Commonwealth’s Monmouth Deal ‘Inadequate': Blackwells

Equity Commonwealth has agreed to acquire its fellow REIT for $3.4 billion including debt, but unsolicited bidder Blackwells, which has proposed a minority slate, is considering its options.

The Deal

By Ronald Orol

5 May 2021

Equity Commonwealth (EQC) on Wednesday, May 5, reached a deal to buy Monmouth Real Estate Investment Corp. (MNR) for $3.4 billion including debt, but an unsolicited bidder called the transaction “wholly inadequate.”

As part of the deal, Monmouth shareholders will receive 0.67 Equity Commonwealth shares for each of their Monmouth shares, representing roughly $19.40 a share, or 6.3% above Tuesday's closing price for the industrial REIT of $18.25. Office REIT Equity Commonwealth added that it intends to assume about $941 million in debt and $550 million in Monmouth preferred equity.

Chicago-based Commonwealth, where billionaire real estate magnate Sam Zell is chairman, will own about 65% of the combined company following the deal, while Monmouth shareholders will control the remaining 35% stake.

Following the deal’s closure, Equity Commonwealth’s CEO, David Helfand, will oversee the combined REIT and Zell will remain as chairman. The transaction appears to have concluded a strategic review Monmouth launched in April.

The drama doesn’t appear to be over at Monmouth, however, which has been subject to two proxy contests and an unsolicited bid.

Activist Jonathan Litt’s Land & Buildings Investment Management LLC in January nominated a slate of four dissident director candidates to the REIT’s board over concerns the company was running a flawed strategic alternatives process. On Wednesday, Litt indicated he had dropped his contest by tweeting that he commended Monmouth’s board for reaching a deal with Equity Commonwealth “that appears to be a great outcome for all shareholders.”

Jason Aintabi’s Blackwells Capital LLC, however, in December made an $18 a share cash offer to buy Monmouth, valued at about $3.8 billion including debt and preferred shares. Soon after, the activist, which holds a 4.19% stake, launched a minority slate director contest seeking to replace four directors on Monmouth’s board.

A Blackwells representative said Wednesday that the fund intends to review the merger documents and consider its options. The fund added the transaction as disclosed is “wholly inadequate.” Aintabi previously had indicated Blackwells had made more than 15 good-faith attempts to participate in the sale process but was ignored. On Wednesday, the representative said the firm was prepared to “potentially increase” its offer had Monmouth not excluded it from the process.

“Shareholders should be inherently suspicious of a transaction that is more aligned with the [founding] Landy family’s interests than maximizing value,” he said.

Nevertheless, it is unclear whether Blackwells will hike its bid and continue to pursue its unsolicited effort at the REIT, which hasn't schedule a date for its 2021 annual meeting.

The deal requires the approval of two-thirds of outstanding Monmouth shares and more than 50% of outstanding Equity Commonwealth shares. A vote on the deal likely will take place in advance of any annual meeting, and, if approved, would result in a canceled meeting.

Whether shareholders will approve the transaction is unclear, considering that Monmouth appears to have kept Blackwells out of its auction process.

A proxy contest, if it were to go the distance, would be particularly fraught with trouble for Monmouth, as three members of the REIT’s founding Landy family, including CEO Michael Landy, are up for election.

Equity Commonwealth itself was subject to a major activist insurgency in 2014 from Keith Meister’s Corvex Management LP and Related Cos.

The firms launched a director contest but were ultimately able to convince about 80% of outstanding shares of the REIT, then known as CommonWealth REIT, to remove the incumbent board. Another meeting and election had to be set up roughly three months later, however, to elect a new board. At that time Meister's candidates, including Zell, were voted in. But the result was a REIT that was boardless in the interim.

Monmouth shares were up 4.2% to $19.01 on Wednesday morning, leaving the stock below the value in the deal. Equity Commonwealth stock was down 7.7% to $26.72.

Goldman, Sachs & Co. provided financial advice and Fried, Frank, Harris, Shriver and Jacobson LLP provided legal advice to Equity Commonwealth on the Monmouth deal.

JPMorgan Securities LLC's Vineet Seth, Nathan Brunner and Sal Gambino and CS Capital Advisors LLC's Brad Razook, Laurent de Marval and Joel Mancl supplied financial advice and Stroock & Stroock & Lavan LLP provided legal advice to Monmouth.

Item 3: On May 5, 2021, the following article was published on Dow Jones:

243 Years Later, Another Battle of Monmouth? -- Market Talk

Dow Jones

By Colin Kellaher

5 May 2021

Hedge fund Blackwells Capital, which late last year was rebuffed in an $18/share cash bid for Monmouth Real Estate, calls the REIT’s deal to be acquired by Equity Commonwealth “wholly inadequate,” and says it’s reviewing its options. Blackwells, which says it is Monmouth's fourth-largest holder with a stake topping 4%, notes that the industrial REIT space "has materially re-rated," since its December offer, and that it was prepared to raise its all-cash bid but was excluded from Monmouth's strategic review process. Monmouth up 5.2% to $19.20.

Item 4: On May 5, 2021, the following article was published on Crain’s Chicago Business:

Zell firm in $3.4 billion deal for industrial property company

Equity Commonwealth plans to acquire New Jersey-based Monmouth Real Estate Investment. Could a takeover battle be on the horizon?

Crain’s Chicago Business

By Alby Gallun

5 May 2021

Sam Zell’s office company has cut a $3.4 billion deal to shift into industrial real estate, one of the hottest property sectors in the pandemic era. But it could have some competition.

Equity Commonwealth, a Chicago-based real estate investment trust chaired by Zell, said it has reached an agreement to acquire Monmouth Real Estate Investment Corporation, an industrial landlord based in Holmdel, N.J. Monmouth owns 120 properties totaling 24.5 million square feet.

It’s a surprising deal for Equity Commonwealth, an office landlord taken over by a Zell-led group in 2014. The REIT has been selling off its office properties, including the Groupon headquarters building in River North, the past several years and amassing a big pile of cash for a major acquisition.

Though shareholders knew Equity Commonwealth was looking beyond the office market, many believed its target would be a distressed portfolio or company, given Zell’s reputation as a vulture investor. The all-stock deal is surprising, too, considering Equity Commonwealth has so much cash sitting on its balance sheet. It expects to have about $2.5 billion of cash on hand after completing the Monmouth acquisition.

But that will allow the company to load up on more properties in an industrial real estate sector that’s booming amid growth in logistics and e-commerce.

"Subsequent to the merger, we will have a very powerful company with an enormous amount of dry powder able to take advantage of what is we believe for the next four or five years may be the number one growth area in real estate," Zell said on a conference call this morning to discuss the deal, according to a transcript.

But a big obstacle could be standing in Equity Commonwealth’s way: Blackwells Capital, a New York-based hedge fund manager that owns about 4 percent of Monmouth’s shares and has been agitating for change at the company. In December, Blackwells made an unsolicited $18-per-share cash offer for Monmouth, and the firm doesn’t sound like it's ready to accept Zell’s deal and move on.

“The transaction as disclosed is wholly inadequate,” Blackwells said in a statement. “Had the company engaged with Blackwells, its fourth-largest shareholder, and not excluded it from the process, they would have seen we were prepared to potentially increase our all-cash offer.”

Equity Commonwealth’s deal works out to $19.40 per share, $19.58 per share including an extra dividend payment, according to a statement from the company. But unlike Blackwells, the REIT is not paying cash, often a drawback for some shareholders in big public company mergers. Blackwells didn’t say it plans to submit a new offer but said it will “consider its options” after reviewing merger documents.

Monmouth shares rose 92 cents, or 5 percent, to $19.17, in morning trading.

After the acquisition, Equity Commonwealth President and CEO David Helfand would continue to lead the company and Zell will remain chairman. The REIT plans to sell its four remaining office properties, in Colorado, the District of Columbia and Texas.

To some investors, the Monmouth deal may seem uncharacteristic for Zell, a contrarian who likes to zig when other investors zag. The expectation that Equity Commonwealth would scoop up a distressed company grew last year as the pandemic ravaged the economy and pushed many landlords into the financial trouble.

Though the retail and hotel sectors are still struggling, the market is recovering quickly and optimism is returning, limiting opportunities for distressed investors. The industrial market is especially hot, and Equity Commonwealth is merely joining the herd of investors stampeding into the sector.

But Monmouth does offer turnaround potential for Zell. Its stock performance in recent years has trailed that of its peers and it has come under criticism for its governance, with three members of the same family on its board, including President and CEO Michael Landy.

Blackwells and another shareholder, Stamford, Conn.-based Land & Buildings Investment Management, are pushing for a shakeup of the Monmouth board. And Blackwells is critical of a friendly takeover offer accepted by Monmouth’s management and board.

“Shareholders should be inherently suspicious of a transaction that is more aligned with the Landy family’s interests than maximizing value,” the firm said in its statement.

But Land & Buildings, which owns less than 1 percent of Equity Commonwealth’s shares, likes the deal. Jonathan Litt, the investment firm’s founder and chief investment officer, commended Monmouth’s board in a tweet, saying the agreement “appears to be a great outcome for all shareholders.”

The acquisition has similarities to the takeover of Equity Commonwealth in 2014, when the company, then based in Massachusetts, was known as Commonwealth REIT. Frustrated with the performance of the REIT and critical of its governance, two large shareholders managed to overthrow the company’s management and install new trustees, including Zell.

The company changed its name and moved its headquarters to Chicago, joining two other Zell-led REITs based here, Equity Residential, which owns apartments, and Equity LifeStyle, which owns mobile-home parks. Zell is also on the hunt for a big deal through a recently formed special purpose acquisition company, or SPAC, called Equity Distribution Acquisition, that he formed last year.

After the completion of the Monmouth deal, Equity Commonwealth is expected to have a pro forma market capitalization of about $5.5 billion. Equity Commonwealth shareholders will own about 65 percent of the company, with Monmouth shareholders owning 35 percent.

Monmouth owns warehouses across the country, including nine in Illinois. Its biggest Chicago-area property is a 171,000-square-foot warehouse in Montgomery leased to Home Depot, according to the REIT’s 2020 annual report.

But Monmouth relies heavily on one tenant, FedEx, which accounts for 55 percent of the REITs annual rent. Equity Commonwealth plans to diversify the company’s tenant base through acquisitions.

“Monmouth provides an attractive and scalable platform,” Helfand said in the statement. “With significant cash and balance sheet capacity, we have the ability to grow the platform and create long-term value for shareholders.”

Item 5: On May 5, 2021, the following article was published on Commercial Real Estate Direct:

Cash-Rich Equity Commonwealth to Buy Monmouth Real Estate

Commercial Real Estate Direct

By Orest Mandzy

5 May 2021

Equity Commonwealth, which had a whopping $3 billion of cash on its balance sheet at the end of last year as a result of a year's long portfolio disposition effort, has agreed to buy Monmouth Real Estate Investment Corp. in an all-stock deal valued at $3.5 billion.

The acquisition, which is expected to close in the second half of the year, will move Equity Commonwealth, the former CommonWealth REIT, into the industrial sector. As of the end of last year, the company, which an investor group led by financier Sam Zell had taken over following a proxy battle in 2014, owned only four office properties with 1.5 million square feet. It had disposed of 164 properties totaling 44.3 million sf since 2014. And since that portfolio repositioning was completed, the company had been exploring opportunistic investments.

Zell previously had been lukewarm on the industrial sector because barriers to entry often are relatively low. But in Monmouth, Equity Commonwealth is getting a portfolio that's net leased to many investment-grade tenants. Its portfolio of 120 properties with 24.5 million sf is concentrated near airports, transportation hubs and major population centers. As a result, many of its buildings are used as last-mile distribution facilities.

Monmouth's properties, which are scattered among 31 states with a concentration in the eastern United States, are relatively young, with a weighted average age of 9.9 years. So, they typically have modern building features.

As part of its agreement, every Monmouth share will be exchanged for 0.67 Equity Commonwealth shares. That amounts to roughly $19.40 per Monmouth share, not including an 18 cents/share dividend that Monmouth will be paying. Equity Commonwealth shareholders will own 65 percent of the combined company.

Monmouth earlier this year had drawn the interest of private-equity investors, including Blackwells Capital and Land & Buildings Investment Management, both of which had argued that the company was undervalued and in need of changes in order to maximize shareholder value.

Blackwells, which is among Monmouth’s largest shareholders, called the proposed acquisition of the company “wholly inadequate.” The company had offered to pay $18/share for Monmouth early this year. “Had the company engaged with Blackwells ... and not excluded it from teh process, they would have seen we were prepared to potentially increase our all-cash offer,” the company said in a statement. “Shareholders should be inherently suspicious of a transaction that is more aligned with the Landy family’s interests than maximizing value,” it added.

"Our stockholders will benefit from Equity Commonwealth's preeminent leadership team," explained Michael P. Landy, the company's president and chief executive. He noted that Equity Commonwealth's management had "an exceptional track record of delivering shareholder value." He also cited the company's "strong balance sheet and its focused strategy to build on Monmouth's over 50 years of success creating a market leading industrial REIT."

Zell, meanwhile, noted that the acquisition would provide Equity Commonwealth with a "high-quality, net-leased industrial business with stable cash flows," but that the company's balance sheet would remain healthy enough - with more than $2.5 billion of cash - for "future acquisitions," because of the stock-swap nature of the deal.

That balance sheet could be tapped to "grow the platform and create long-term value for shareholders," explained David Helfand, Equity Commonwealth's president and chief executive, who will remain in those positions.

The company plans to dispose of its four remaining office properties: 1225 17th St., with 695,372 sf in Denver; Bridgepoint Square, a five-building complex with 440,007 sf in Austin, Texas; 206 East 9th St., with 175,510 sf, also in Austin; and 1250 H St. NW, with 196,490 sf in Washington, D.C. It also plans to sell off Monmouth's portfolio of common shares and preferred equity in a number of public real estate companies. That portfolio had a carrying value of $126.3 million as of the end of last December.

Equity Commonwealth, meanwhile, will retire a $550 million preferred stock issue that Monmouth has outstanding. That issue pays a 6.125 percent annual dividend, which would result in a $34 million annual savings.

Zell will remain chairman of the resulting company's board, which will be expanded by two members with Monmouth designating those.

Equity Commonwealth's financial adviser is Goldman Sachs, while Fried, Frank, Harris, Shriver and Jacobson is legal adviser. Monmouth's financial advisers, meanwhile, are JPMorgan Securities and CS Capital Advisors. Stroock & Stroock & Lavan is its legal adviser.

 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

BLACKWELLS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BLACKWELLS.

The participants in the proxy solicitation are Blackwells, Jason Aintabi, Craig M. Hatkoff, Jennifer M. Hill, Allison Nagelberg, and Todd S. Schuster (collectively, the “Participants”).

As of May 4, 2021, Blackwells beneficially owns 314,600 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including 134,500 shares of Common Stock underlying call options exercisable within sixty (60) days of May 4, 2021. As of May 4, 2021, Mr. Aintabi beneficially owns 3,942,087 shares of Common Stock, including (i) 314,600 shares of Common Stock owned by Blackwells, of which Mr. Aintabi may be deemed the beneficial owner, as Managing Partner of Blackwells, and (ii) 3,612,487 shares of Common Stock beneficially owned by BW Coinvest Management I LLC, which Mr. Aintabi, as the owner and President & Secretary of Blackwells Asset Management LLC, the owner and sole member of BW Coinvest Management I LLC, may be deemed to beneficially own. As of May 4, 2021, Ms. Nagelberg is the beneficial owner of 64,199.9401 shares of Common Stock, and Mr. Schuster is the beneficial owner of 115,248 shares of Common Stock. Neither Ms. Hill nor Mr. Hatkoff owns any shares of Common Stock as of May 4, 2021. Collectively, the Participants beneficially own in the aggregate approximately 4,121,534 shares of Common Stock, including 134,500 shares of Common Stock underlying call options exercisable within sixty (60) days of May 4, 2021, representing approximately 4.19% of the outstanding shares of Common Stock.